Exhibit 10.3

Sourcefire, Inc.

Executive Retention Plan

Effective March 31, 2008

Sourcefire, Inc. Executive Retention Plan

-i-

Sourcefire, Inc. Executive Retention Plan
Table of Contents
(continued)

Page
7.10 Source of Payments	13
7.11 No Rights Created or Accrued	13
7.12 Controlling Law	13
7.13 Additional Plan Information	15
     Exhibit A – Form of Separation and Release Agreement
     Exhibit B – Form of Participation Agreement

-ii-

Executive Retention Plan
Sourcefire, Inc. Executive Retention Plan
Effective March 31, 2008
ARTICLE 1
ADOPTION AND NATURE OF PLAN
     1.1 Adoption of Plan. The Sourcefire, Inc. Executive Retention Plan (the “Plan”) is hereby established, effective as of March 31, 2008 to provide certain retention incentives for eligible executives of Sourcefire, Inc. (the “Company”) in the event of their termination of employment with the Company under the circumstances described in the Plan.
     1.2 Nature of Plan.
          (a) The Plan is an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing separation pay and severance benefits. This document constitutes both the plan document and the summary plan description for the Plan. Your ERISA rights are described at the end of this document. This document is provided to you as required by ERISA. You should read all parts of this description carefully so that you will not only understand the ways in which the Plan may benefit you, but also certain exclusions to coverage and limitations on the receipt of benefits which may apply to you. This Plan supersedes and replaces any and all prior Company-sponsored severance or retention plans, programs, policies or practices for the individuals covered hereunder.
          (b) Unless the Company acts to terminate this Plan prior to March 31, 2010, the Plan will automatically terminate on March 31, 2010 and no further benefits will be payable under the Plan with respect to events or circumstances arising on and after such date.
          (c) It is the Company’s intention to operate the Plan in a manner consistent with the requirements applicable to “separation pay plans” providing benefits in the case of involuntary separation from service under Section 1.409A-1(b)(9) of the Treasury regulations such that the severance pay and other benefits available under the Plan will be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”) and shall be administered and operated in conformity with this intention; provided, however, that in the event and to the extent amounts payable under the Plan are or become subject to Section 409A of the Code, it is the Company’s intention that such amounts be payable in a manner consistent with the requirements of such Code section.
ARTICLE 2
DEFINED TERMS
     2.1 “Base Salary” means the Participant’s annualized base salary, determined based on the rate of pay in effect during the last regularly-scheduled payroll period immediately preceding such Participant’s Termination Date. In the event of a Participant’s Termination for

Executive Retention Plan
Good Reason attributable to an involuntary reduction in his or her annual base salary, such Participant’s Base Salary for purposes of the Plan shall be the annual base salary as in effect immediately prior to such involuntary reduction. Base Salary does not include any bonuses, commissions, fringe benefits, overtime, car allowances, other irregular payments or any other compensation except base salary.
     2.2 “Benefit Period” means, for any Participant, six (6) months.
     2.3 “Cause” means a Participant’s (i) conviction of, or plea of guilty or nolo contendere to, (a) a felony or (b) any crime involving moral turpitude that may reasonably be expected to have an adverse impact on the Company’s reputation or standing in the community, (ii) fraud on or misappropriation of any funds of property of the Company, any affiliate, customer or vendor, (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit, (iv) violation of any Company rule, regulation, procedure or policy, (v) breach of the Employee Proprietary Information, Inventions, and Non-Competition Agreement that you will be required to sign as a condition of employment (the “NDA”), or any other similar agreement executed by you for the benefit of the Company, (vi) chronic use of alcohol, drugs or other substances which affects your work performance; (vii) engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace; provided, however, that for purposes of the Plan, any purported termination of the Participant’s employment shall be presumed to be other than for Cause, unless (A) the Participant’s supervisor first provides written notice to the Participant of the event or action allegedly constituting Cause (which notice shall specify in reasonable detail the particulars of such conduct), and (B) the Participant has been provided a period of at least thirty (30) days after receipt of the Company’s notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in the Company’s notice to the extent they are based on clauses (iii) through (viii) above.
     2.4 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Sections 601 through 609 of ERISA and Section 4980B of the Code.
     2.5 “Code” means the Internal Revenue Code of 1986, as amended.
     2.6 “Company” means Sourcefire, Inc., a Delaware corporation, and its successors.
     2.7 “Disabled” or “Disability” means (i) a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) a Participant’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, of income replacement benefits for a period of not less than three (3) months under a plan or arrangement covering employees of the Company.

Executive Retention Plan
     2.8 “Eligible Executive” means an executive employee of the Company who has received a Notice of Eligibility pursuant to Section 3.1 of the Plan.
     2.9 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     2.10 “Good Reason” means (i) a material decrease in the Participant’s Base Salary, except where such decrease applies to all executives, (ii) a geographic relocation of the Participant without his or her consent more than thirty (30) miles from the current location of his or her office as of the date hereof), or (iii) a willful and continued material breach by the Company of this Agreement or the “Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement” that has a material adverse effect on the Participant; provided, however, that for purposes of this Agreement, any proposed Termination of Employment by the Participant shall be presumed to be other than for Good Reason, unless the Participant first provides written notice to the Plan Administrator within ninety (90) days following the effective date of such event, and the Company has been provided a period of at least thirty (30) days after receipt of the Participant’s notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in such notice. A Participant’s Termination of Employment shall not be considered to be for Good Reason unless it occurs no more than one hundred and twenty (120) days following the initial occurrence of the purported Good Reason event(s) as described above.
     2.11 “Notice of Eligibility” means a written notice provided by the Plan Administrator to an executive employee of the Company indicating his or her eligibility to join the Plan and specifying the key terms to be used to determine the Retention Benefits to which the executive employee may become entitled as a Participant in the Plan.
     2.12 “Participant” means an Eligible Executive who has joined the Plan by executing and timely submitting a Participation Agreement to the Plan Administrator.
     2.13 “Participation Agreement” means the written agreement supplied by the Plan Administrator to an Eligible Executive pursuant to Section 3.1 of the Plan.
     2.14 “Plan” means this Sourcefire, Inc. Executive Retention Plan, as amended from time to time.
     2.15 “Qualifying Termination” means, with respect to a Participant, the occurrence of either of the following events:
          (a) The Participant’s Termination of Employment by the Company, without the Participant’s consent, for reasons other than Cause, Disability, or death; or
          (b) The Participant’s Termination of Employment for Good Reason.
     2.16 “Release” means a general waiver and release of claims against the Company, its directors, officers, employees, agents, and contractors as set forth in Exhibit A or as otherwise approved by the Plan Administrator in its sole discretion.

Executive Retention Plan
     2.17 “Retention Benefits” means the salary continuation, welfare benefits continuation, equity acceleration, and other severance-related benefits described in Section 4.3 of the Plan.
     2.18 “Termination Date” means, with respect to Retention Benefits or similar benefits under the Plan that are exempt from the provisions of Code Section 409A, the date on which a Participant ceases to be categorized as an employee on the payroll system of the Company as a result of a Qualifying Termination or otherwise. For purposes of Retention Benefits or similar benefits under the Plan that are not exempt from the provisions of Code Section 409A, a Participant’s Termination Date will be the date on which he or she incurs a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and its related regulatory and administrative guidance), as determined by the Plan Administrator in its sole discretion. The last day of a Participant’s active employment with the Company shall be considered his or her “termination date” for purposes of the Company’s other employee benefit plans, unless otherwise provided by such plans. For purposes of a Participant’s eligibility for continued health benefits under COBRA, the COBRA eligibility period shall run from the Participant’s Termination Date, except as otherwise provided by applicable law.
     2.19 “Termination of Employment”, “Terminated”, or “Terminates” means a Participant’s (i) separation from service with the Company, (ii) refusal or failure to return to work within three (3) working days after the date requested by the Company which results in a separation from service with the Company, or (iii) failure to return to work at the conclusion of a leave of absence. Notwithstanding the foregoing, a Participant will not be deemed to have experienced a Termination of Employment while absent on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, the period during which the Participant’s right to reemployment is guaranteed by statute or contract. If the period of leave exceeds six (6) months, and the Participant’s right to reemployment is not guaranteed by statute or contract, he or she will be deemed to have experienced a Termination of Employment as of the first day immediately following the end of such six-month period. Notwithstanding the foregoing, for purposes of the Plan, no payments of amounts subject to Section 409A of the Code shall be triggered by any Termination of Employment that is not considered to constitute a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and its related regulatory and administrative guidance, as determined by the Plan Administrator in its sole discretion.
ARTICLE 3
ELIGIBILITY TO PARTICIPATE
     3.1 Notice of Eligibility; Participation Agreement. The Plan Administrator may, from time to time, determine those key executives of the Company who are generally eligible to join the Plan (the “Eligible Executives”), and, upon making such a determination, will provide a Notice of Eligibility to such Eligible Executives specifying the particular Retention Benefits to which they may become entitled upon their Qualifying Termination; provided, however, that no Eligible Executive will commence participation in the Plan prior to his or her execution and submission of a Participation Agreement in substantially the form attached hereto as Exhibit B (or such other form as the Plan Administrator may specify). An Eligible Executive who has submitted an executed Participation Agreement to the Plan Administrator will be referred to as a “Participant.”

Executive Retention Plan
ARTICLE 4
RETENTION BENEFITS
     4.1 Eligibility for Retention Benefits. A Participant who experiences a Qualifying Termination will be eligible to receive the Retention Benefits described in Section 4.3 below, subject to the limitations described in Section 4.4.
     4.2 Accrued and Unpaid Amounts. Notwithstanding Section 4.4(a) below, upon a Participant’s Termination of Employment for any reason, he or she will be entitled to receive payment of any Base Salary, bonus or incentive compensation, expense reimbursements, and accrued vacation benefits that have been earned but not paid at the time of his or her Termination of Employment. All such amounts shall be paid to the terminated Participant within ten (10) days of his or her Termination Date.
     4.3 Retention Benefits. Subject to Section 4.4 below, a Participant who is otherwise eligible to receive Retention Benefits under the Plan may be entitled to receive one or more of the following Retention Benefits, as specified in the Participant’s Notice of Eligibility, following his or her Qualifying Termination.
          (a) Salary Continuation Benefits. A Participant’s salary continuation benefits will be equal to a pro-rata portion of the Participant’s Base Salary paid over the applicable Benefit Period. Subject to Section 7.2(b) below (relating to certain payment subject to Section 409A of the Code) and except as otherwise provided in the Participant’s Notice of Eligibility, salary continuation benefits will be paid for the duration of the Benefit Period in substantially-equal semi-monthly installments in accordance with the Company’s standard payroll procedures, commencing on the second payroll date following the date on which the Participant’s Release becomes effective and irrevocable. Notwithstanding the foregoing, any remaining salary continuation benefits that are outstanding at the time of a Participant’s death will be paid to his or her designated Beneficiary in a single lump-sum payment within sixty (60) days following the delivery of satisfactory evidence of the Participant’s death to the Plan Administrator.
          (b) Continued Welfare Benefits. If a Participant and/or his or her covered dependents timely elect(s) to receive health care continuation coverage as provided by COBRA, the Company will pay the same percentage of the monthly cost of his or her COBRA coverage as it paid for the Participant’s group health coverage during his or her active employment for the duration of the Benefit Period. During any such Company-subsidized COBRA coverage period, the Participant will be responsible for payment of the remainder of the cost of his or her COBRA coverage, as specified in the COBRA notice to be supplied by the Company following the Participant’s Qualifying Termination. All periods of Company-subsidized coverage will be taken into account for purposes of determining the Participant’s maximum period of COBRA entitlement. Following the end of the Company-subsidized coverage period, the Participant will be responsible for payment of his or her entire COBRA premium, to the extent the Participant continues to be entitled to COBRA coverage at that time. Notwithstanding the foregoing, in the

Executive Retention Plan
event the terminated Participant becomes covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) or otherwise ceases to be eligible for COBRA coverage during the period provided in this Section 4.3(b), the Company shall cease payment of its portion of the COBRA premiums.
          (c) Accelerated Vesting of Equity Awards. The Participant’s outstanding and unvested stock options will accelerate and become vested, and the restrictions applicable to his or her outstanding restricted stock award(s) will lapse and such award(s) will become vested, as follows:
               (i) The vesting of Participant’s outstanding and unvested stock options will accelerate and become vested by twenty-five percent (25%) of the total shares originally subject to such stock options; and
               (ii) The restrictions applicable to the Participant’s outstanding restricted stock award(s) will lapse and become vested by twenty-five percent (25%) of the total shares originally subject to such restricted stock award(s).
     Provided, however, that in the event that as of Participant’s Date of Termination there are not a sufficient number of unvested options (with respect to such stock options) or shares subject to restrictions (with respect to such restricted stock award(s)) to allow for the accelerations and lapses described above, either in full or in part, then such number of unvested stock options shall vest (with respect to such stock options) or restrictions shall lapse and shares shall vest (with respect to such restricted stock award(s)), as necessary to give effect to the vesting acceleration and restriction lapses described in this subsection 4.3(c), up to the number of then unvested stock options subject to each such stock option, or the number of then restricted shares subject to such restricted stock award(s), as the case may be.
     4.4 Loss of Eligibility. A Participant who is otherwise eligible to receive Retention Benefits upon his or her Qualifying Termination will forfeit such eligibility and any entitlement to some or all of the payments and benefits available under the Plan in any of the following circumstances.
          (a) Failure to Provide Effective Release. All benefits provided under the Plan are in consideration of a Participant’s execution of a Release. If a Participant does not properly execute such a Release within forty-five (45) days from his or her Termination Date or revokes his or her Release after submitting it, the Participant will not be entitled to any Retention Benefits otherwise available under the Plan.
          (b) Alternative Employment. A Participant who secures alternative employment during the Benefit Period will forfeit his or her entitlement to receive further Company-funded subsidies for COBRA premiums but, subject to the terms of the Plan and his or her Participation Agreement, will remain eligible to receive salary continuation benefits.
          (c) Violation of Non-Disclosure, Non-Competition, or Non-Solicitation Requirements. A Participant will forfeit any entitlement to Retention Benefits under the Plan if

Executive Retention Plan
the Plan Administrator determines that the Participant has materially breached his or her Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement with the Company with respect to Participant’s continuing obligations of non-disclosure, non-solicitation or non-competition thereunder, as set forth in Sections 1, 5 and 6 thereof respectively. To the extent permitted by law, if the Plan Administrator determines that the Participant has so materially breached his or her Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement with the Company, the Plan Administrator and the Company will immediately cease any unpaid Retention Benefits and it will have the right to seek repayment of any such Retention Benefits that have already been made, without prejudice to any other remedies that may be available to the Company.
          (d) Non-Qualifying Termination. A Participant whose Termination of Employment does not constitute a Qualifying Termination will not be entitled to any Retention Benefits otherwise available under the Plan.
ARTICLE 5
GOLDEN PARACHUTE PROVISIONS
     5.1 Best Payments Determination. In the event of an event constituting a change in the ownership or effective control of the Company or ownership of a substantial portion of the assets of the Company described in Section 280G(b)(2)(A)(i) of the Code, the Company, at its sole expense, shall cause its independent auditors promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, the Participants under the Plan (irrespective of whether Retention Benefits or other payments are then payable to such Participants at that time), and any other agreement or plan under which they may individually or collectively benefit (collectively the “Original Payments”), to determine the applicability of Section 4999 of the Code to each of the Participants in connection with such event (other than under this Article 5). The Company’s independent auditors will perform this analysis in conformity with the foregoing provisions and will provide the affected Participants with a copy of their analysis and determination. Notwithstanding anything contained in this Plan to the contrary, to the extent that the Original Payments would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Original Payments shall be reduced (but not below zero) to the extent necessary so that no Original Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by an Participant shall exceed the net after-tax benefit received by him or her if no such reduction was made. For purposes of the Plan, “net after-tax benefit” shall mean (a) the Original Payments which an Participant receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to an Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of the Excise Tax imposed with respect to the payments and benefits described in (a) above. If a reduction is required by this provision, the Participant, in his or her sole and absolute discretion, may determine which Original Payments shall be reduced to the

Executive Retention Plan
extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to him or her. The fees and expenses of the Company’s auditor for its services in connection with the determinations and calculations contemplated by this provision will be borne by the Company.
ARTICLE 6
PLAN ADMINISTRATION; AMENDMENT AND TERMINATION
     6.1 Administration of Plan. The Compensation Committee of the Board of Directors of the Company will serve as the Plan Administrator. The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The Plan Administrator may delegate in writing to any other person(s) or committee all or any portion of its authority or responsibility with respect to the Plan at any time. The Plan Administrator shall, in its sole and absolute discretion, construe and interpret the terms and provisions of the Plan, and any issue arising out of, relating to, or resulting from the administration and operation of the Plan, which such construction or interpretation shall be final and binding on all persons, entities and parties, including, without limitation, any employees and shall be given the maximum possible deference allowed by law. When making a determination or calculation, the Plan Administrator shall, in its sole and absolute discretion, be entitled to rely upon information furnished by employees or other individuals or entities acting on their behalf. To the extent that any payment under the Plan may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by the Plan Administrator in its sole discretion, and not by any Participant, Beneficiary, or other individual.
     6.2 Amendment and Termination. The Plan has been adopted for a specific term and will automatically terminate on March 31, 2010 unless sooner terminated by the Company pursuant to this Section 6.2. The Company reserves the right, by written action of its Board of Directors (or its delegate), to amend, modify or terminate the Plan at any time, without advance notice to any employee; provided, however, that no such amendment, modification, or termination shall be effective with respect to the availability, amount, or timing of payment of any Retention Benefit to the extent it adversely affects the entitlement of any Participant (without such Participant’s prior consent) who would otherwise be eligible to receive Retention Benefits with respect to events or circumstances which occurred or arose prior to the date on which the Board of Directors (or its delegate) approved such amendment, modification, or termination. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. In the event of an Internal Revenue Service or Department of Labor ruling which has the effect of reclassifying the Plan as an “employee pension benefit plan” as defined in Section 3(2)(A) of the ERISA, the Plan will be automatically terminated effective at the date of such ruling. No communications in connection with the Plan made by any individual shall be effective to modify or amend the Plan unless duly executed on an appropriate form provided or approved by, and filed with, the Plan Administrator (including, but not limited to, a Notice of Eligibility or Participation Agreement).

Executive Retention Plan
     6.3 ERISA Limitations.
          (a) No payments made pursuant to the Plan are contingent, either directly or indirectly, upon a Participant’s retirement.
          (b) In no event shall the amount of a Retention Benefit or similar benefit payable under the Plan exceed two (2) times the applicable Participant’s annual compensation paid during the year immediately preceding his or her Termination Date.
          (c) Under no circumstances will any Retention Benefits or similar benefits under the Plan be payable to a Participant more that twenty-four (24) months following his or her Termination Date.
     6.4 Claims and Appeals Procedures.
          (a) Claims Procedures.
               (i) Submission of Claims. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Plan Administrator. If the claim is denied (in full or in part), the claimant shall be provided a written or electronic response from the Plan Administrator.
               (ii) Contents of Notice of Claims Denial. In the event the Plan Administrator denies a claim made under the Plan, the Plan Administrator’s will deliver a written response to the claimant including the following information: (1) the specific reason(s) for the denial; (2) reference to the specific Plan provision(s) upon which the denial was based; (3) a description of any additional or material information that is necessary for the appeal of the denied claim to be successful, and an explanation of why this information is necessary; (4) a description of any voluntary appeal procedures available under the Plan and your right to receive information about them; (5) an explanation of the review procedure summarized below, including the time limits applicable to the review procedures and the claimant’s rights to submit written comments and have them considered, the claimant’s right to review (upon request and at no charge) relevant documents and other information; and (6) statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA following a denial of an appeal of the claim. If the Plan Administrator relied on an internal rule, guideline, protocol, or other similar criterion in denying the claim, then the Plan Administrator either will provide the claimant with a copy of the criterion or will notify the claimant that it relied on such a criterion and inform the claimant that he or she may request a copy of the criterion free of charge.
               (iii) Timing of Delivery of Notice of Denial. The denial notice shall be furnished to the claimant no later than ninety (90) days after receipt of the claim by the Plan Administrator, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines than an extension of time for processing is required, then notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event shall such

Executive Retention Plan
extension exceed a period of ninety (90) days from the end of such initial period. The notice shall inform the claimant of the following: (1) the special circumstances requiring the extension of time; (2) the date by which the claimant can expect a decision; (3) the standards for determining the claimant’s entitlement to benefits; (4) the unresolved issue(s) that prevent a decision on the claim; and (5) a description of any additional information that the claimant needs to submit.
          (b) Appeal Procedures.
               (i) Request for Review. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Plan Administrator for a review of the decision denying the claim. The Plan Administrator shall afford the claimant a full and fair review of the decision denying the claim and, if so requested, shall: (1) provide the claimant with the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits; (2) provide that the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of all documents, records and other information (other than documents, records and other information that is legally privileged) relevant to the claimant’s claim for benefits; and (3) provide for a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
               (ii) Determination of Appeal. If the claimant’s appeal is subsequently denied by the Plan Administrator, in whole or in part, then the claimant shall be furnished with a denial notice that shall contain the following: (1) the specific reason(s) for the denial; (2) reference to the specific Plan provision(s) on which the denial is based; and (3) an explanation of the Plan’s review procedures and the time limits applicable to such procedures including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the denial on review.
               (iii) Timing of Decision on Review. The decision on review shall be issued within sixty (60) days following the request for review. The period for decision may, however, be extended up to one hundred and twenty (120) days after such receipt if the Plan Administrator determines that special circumstances require extension. In the case of an extension, notice of the extension shall be furnished to the claimant (or his or her authorized representative) prior to the expiration of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the benefits determination.
          (c) Procedural Requirements. No Participant, Beneficiary, or other claimant may bring a lawsuit to recover benefits under the Plan until he or she has exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on suits for all Retention Benefits available under the Plan shall apply in any forum where such a suit is initiated.

Executive Retention Plan
ARTICLE 7
MISCELLANEOUS PROVISIONS
     7.1 Tax Withholding. All payments made or benefits provided under the Plan shall be subject to withholding for any applicable taxes or other amounts which federal, state or local law requires the Company to withhold. The Company’s determination of the type and amount of taxes to be withheld from any payment or benefit shall be final and binding on all persons having or claiming to have an interest in this Plan.
     7.2 Section 409A Compliance.
          (a) Notwithstanding any other provisions to the contrary, no payments or any benefits will be provided under the Plan earlier than permitted by Section 409A of the Code, or later than the latest day permitted in order to avoid taxation under such section. Further, the Plan Administrator, in its sole discretion may amend or modify the Plan in any manner to provide for the application and effects of Section 409A of the Code its related Treasury regulations, and any related regulatory or administrative guidance issued by the Internal Revenue Service.
          (b) Deferred Commencement Date for Specified Employees. Notwithstanding any provision to the contrary in the Plan, to the extent required to avoid a prohibited distribution under Section 409(A)(2) of the Code, no Retention Benefits or other payments or benefits to which a Participant becomes entitled under the Plan shall be made prior to the earlier of (i) the first business day following the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service” (as defined under Code Section 409(A) and its related Treasury regulations) or (ii) the death of the Participant if he or she is at the time a “specified employee” within the meaning of that term under Section 409A of the Code. Upon the expiration of the delay period required by Section 409A of the Code, all payments and benefits deferred under this paragraph otherwise payable in the form of a salary continuation shall commence to be paid by the end of the first month following the expiration of the delay period. For the avoidance of doubt, that portion of the payments provided under this Plan that do not exceed the Code Section 409A Limit (as defined below) and which qualify as “separation pay” under Treasury regulation Section 1.409A-1(b)(9)(iii), shall be paid or commence to be paid on the date originally specified for such payment. For purposes of this Plan, “Code Section 409A Limit” means the lesser of two (2) times: (i) the Participant’s annual compensation paid during the Company’s taxable year preceding the taxable year in which the Participant is terminated, as determined under Treasury regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any related Internal Revenue Service guidance; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such termination occurs. In the event of a Participant’s death, any amounts delayed under this Section 7.2(b) shall be paid to the personal representative of the Participant’s estate as soon as practicable but in all events within sixty (60) days after the date of his or her death. For purposes of determining the individuals who will be “specified employees” under the Plan, the identification date shall be December 31 of each calendar year.
     7.3 Waiver of Other Benefits; Non-Duplication. By agreeing to commence participation in the Plan, each Eligible Executive who would otherwise be entitled to receive

Executive Retention Plan
severance, retention, or similar benefits in connection with a Termination of Employment under another employee benefit plan, employment agreement, offer letter, or other agreement or understanding with the Company agrees to irrevocably waive any such entitlement in full. Such waiver shall be in writing in such form as may reasonably be specified by the Plan Administrator (including in a Participation Agreement) and shall be filed with the Plan Administrator in accordance with such rules and procedures as it may reasonably establish. Notwithstanding the foregoing, if an Eligible Executive becomes entitled to receive severance benefits under the Sourcefire, Inc. Executive Change in Control Severance Plan (the “Executive Plan”) as a result of his or her “qualifying termination” (as defined in the Executive Plan), any such waiver shall not preclude the Eligible Executive from receiving such severance benefits thereunder, but in such event, the Eligible Executive shall forfeit entitlement to any Retention Benefits that might have otherwise been payable under the Plan. In no event will any Eligible Executive be entitled to receive benefits or payments under both the Executive Plan and this Plan as a result of his or her Termination of Employment.
     7.4 Coordination with Mandated Benefits. To the extent that any federal, state or local law, including, without limitation, so-called plant closing laws, requires the Company to give advance notice or make payment of any kind to a Participant because of his or her involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits provided under this Plan shall either be reduced or eliminated accordingly. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of any Participant’s involuntary termination for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan it its sole discretion. Included in the scope of the foregoing, if a Participant receives notice from the Company pursuant to the Workers Adjustment and Retraining Notification (“WARN”) Act, and remains employed during the WARN notice period, then the Retention Benefits for which the Participant is eligible under this Plan will be reduced by the amount of the Retention Benefits he or she receives during the applicable WARN notice period.
     7.5 Non-Assignability. In no event may any Participant, Eligible Executive, or other current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
     7.6 Facility of Payment. If any person entitled to payments under this Plan is, in the opinion of the Plan Administrator or its designee, incapacitated and unable to use such payments in his or her own best interest, the Plan Administrator or its designee may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. The Plan Administrator or its designee will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.
     7.7 Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of

Executive Retention Plan
the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Section 7.7, the “Company” shall include the Company and any successor to its business and/or assets which assumes and agrees to perform the obligations arising under this Plan by operation of law or otherwise.
     7.8 Effect on Other Plans. Participation in this Plan has no effect on the rights of any Participant under any other employee benefit plan sponsored by the Company such as any pension or profit-sharing, medical, dental or hospitalization, life insurance, AD&D, bonus, incentive compensation, or vacation pay plan. Employee rights under those benefit plans are governed solely by their terms, and Participants should review those plans to ascertain their rights under them.
     7.9 Voluntary Plan/No Alteration of Employment-At-Will Status. The adoption of the Plan is purely voluntary on the part of the Company and the Plan shall not be deemed to constitute a contract between the Company and any employee or other person not in the employ of the Company, or to be a consideration for, or an inducement or condition of, the employment of any employee or other person. This Plan does not alter, and should not be considered as altering, the at-will employment relationship between the Company and its employees, under which an employee of the Company is free to terminate his/her employment relationship with the Company at any time for any reason, and the Company may terminate its employment relationship with an employee at any time for any lawful reason.
     7.10 Source of Payments. All Retention Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
     7.11 No Rights Created or Accrued. No Participant shall have any vested rights under the Plan and nothing herein shall be construed as giving any Participant any nonforfeitable or vested rights to any benefits hereunder. Nothing in the Plan shall be construed as giving to a Participant a right to receive any benefit other than the benefits specifically provided under the terms of the Plan. No benefits shall be deemed to accrue under the Plan at any time except the time at which they become payable under the Plan, and no right to a benefit under the Plan shall be deemed to vest prior to a Participant’s Termination Date.
     7.12 Controlling Law. Except as may be otherwise provided in the contracts incorporated by reference into the Plan, the provisions of the Plan shall be construed, administered and enforced according to ERISA and, to the extent not preempted, by the laws of the State of Maryland. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.

Executive Retention Plan
Remainder of page intentionally blank

Executive Retention Plan
     7.13 Additional Plan Information.

Plan Name:	Sourcefire, Inc. Executive Retention Plan

Type of Plan:	Unfunded welfare benefit plan

Plan Sponsor:	Sourcefire, Inc.

Identification Numbers:	EIN: 52-228965

PLAN NUMBER: 505

Plan Year:	January 1 – December 31

The initial Plan Year will commence on March 31, 2008 and end on December 31, 2008. The final Plan Year will commence on January 1, 2010 and end on December 31, 2010.

Plan Administrator:	The Compensation Committee of the Board of Directors
Sourcefire, Inc.
9770 Patuxent Woods Dr.
Columbia, MD 21046-1526

Agent for Service of	Sourcefire, Inc.
Legal Process:	9770 Patuxent Woods Dr.
Columbia, MD 21046-1526

Attn: General Counsel

Funding Mechanism:	Unfunded plan; retention benefits are paid out of the Company’s general assets.

Executive Retention Plan
STATEMENT OF ERISA RIGHTS
     The Employee Retirement Income Security Act of 1974 (“ERISA”) was enacted to help assure that all employer-sponsored group benefits programs conform to standards set by Congress. The Sourcefire, Inc. Executive Retention Plan is covered by ERISA and an employee who is a participant in this Plan is entitled to certain rights and protections. ERISA provides that all Plan participants shall be entitled to examine, without charge, at the Company’s business office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and to obtain copies of all Plan documents and other Plan information, if applicable, upon written request to the Company. The Company may make a reasonable charge for the copies. The Company is required by law to furnish each participant with a copy of this summary annual report, if applicable.
     In addition to creating rights for Plan participants, ERISA also sets forth certain duties for the people who are responsible for the operation of the Plan. The people who operate the Plan are called “fiduciaries” of the Plan. They have a duty to operate the Plan prudently and in the best interests of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you to prevent you from either obtaining any Plan benefit or exercising your rights under ERISA. However, neither the existence of the Plan nor this summary plan description constitutes an employment contract or affects the right of the Company to lawfully terminate your employment. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reasons for the denial. You have the right to have the Plan Administrator review and reconsider your claim.
     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 per day until you receive the materials (unless the materials were not sent because of reasons beyond the control of the Plan Administrator). If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries do not fulfill their responsibilities under ERISA, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if the court finds your claim is frivolous).
     If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Company, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
END OF PLAN

Sourcefire, Inc. Executive Retention Plan
Exhibit A – Form of Separation and Release Agreement
     THIS AGREEMENT AND GENERAL RELEASE (the “Release Agreement”) is made and entered into on _____________________, 20___, by and between ____________ (the “Participant”) and SOURCEFIRE, INC., a Delaware corporation (the “Company”).
     WHEREAS, the Participant’s employment with the Company terminated effective as of __________________, 200___ (the “Date of Termination”);
     WHEREAS, the Participant is a participant in the Sourcefire, Inc. Executive Retention Plan (the “Plan”), pursuant to which Participant is eligible to receive retention benefits, contingent upon certain conditions that are outlined in the Plan; and
     WHEREAS, one such condition under the Plan and that certain Participation Agreement dated ___, 200___ between Participant and the Company (the “Participation Agreement”) to receiving the severance benefits is Participant’s execution, return and non-revocation of this Release Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Release Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:
     1. In consideration of the Participant’s promises in this Release Agreement, the Participant shall receive, subject to Section 2 hereof, the retention benefits set forth in the Participation Agreement. The Participant’s cash salary continuation benefits shall be subject to standard payroll tax deductions and disbursed to the Participant in approximately equal installments on the Company’s regularly-scheduled payroll dates commencing on the first regular payday after the last to occur of: (a) the expiration of the revocation period referenced in Section 7 below without revocation by the Participant; and (b) Participant’s return to the Company and the Company’s verification of Participant’s return of the items listed in Section 8 below. The Participant’s entitlement to subsidized group health coverage will commence after the last to occur of: (a) the expiration of the revocation period referenced in Section 7 below

Exhibit A

without revocation by the Participant; (b) Participant’s return to the Company and the Company’s verification of Participant’s return of the items listed in Section 8 below; and (c) the Participant’s timely submission of a “COBRA” election to the Company or its designated representative.
     2. Notwithstanding anything to the contrary in this Release Agreement, if on the date of the Participant’s Separation from Service (as defined below), the Participant is a “specified employee” within the meaning of Code Section 409A, any payments and benefits that otherwise would be due under Section 1 on account of the Participant’s Separation from Service and within the first six (6) months following the Participant’s Separation from Service, shall instead be paid in a lump sum on the first business day of the seventh (7th) month following the Participant’s Separation from Service (but only to the extent that such payments or benefits constitute “deferrals of compensation,” within the meaning of United States Treasury Regulation (“Treasury Regulation”) Section 1.409A-1(b) and after application of the exemptions provided in Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)). Each payment or benefit under Section 1 shall be considered a separate payment for purposes of Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-2(b)(2). For purposes of this Release Agreement, “Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h)(1)(i).
     3. The parties agree that the payments described in the Plan, Participation Agreement and this Release Agreement are in full, final and complete settlement of all claims the Participant may have against the Company and its past and present affiliates, officers, directors, owners, employees, agents, successors and assigns. The parties agree that the Participant would not otherwise be entitled to these payments but for his promises in this Release Agreement.

Exhibit A

     4. Nothing in this Release Agreement shall be construed as an admission of liability by the Company or its past and present affiliates, officers, directors, owners, employees or agents, and the Company specifically disclaims liability to or wrongful treatment of the Participant on the part of itself and its past and present affiliates, officers, directors, owners, employees and agents.
     5. The Participant represents that he has not filed any complaints or charges against the Company with the Equal Employment Opportunity Commission or with any other federal, state, local, foreign or other agency or court, and covenants that he will not seek to recover on any claim released in this Release Agreement.
     6. In exchange for the payments and other consideration under this Release Agreement to which Participant would not otherwise be entitled, subject to applicable law, Participant hereby releases and forever discharges the Company and its past and present affiliates, directors, officers, owners, employees and agents, as well as its successors and assigns (collectively, the “Releasees”), from any and all claims, liabilities, damages, demands and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with the Participant’s employment with the Company or its affiliates or the termination of that employment; provided, however, that nothing in this Release Agreement shall (i) waive any rights or claims of the Participant that arise after this Release Agreement becomes effective, (ii) impair or preclude his right to take action to enforce the terms of this Release Agreement, (iii) impair the Participant’s vested rights under any tax-qualified retirement plan

Exhibit A

maintained by the Company or its affiliates, or (iv) impair the Participant’s rights to indemnification under any indemnification agreement(s) between the Participant and the Company, any rights to and claims for indemnification or as an insured under any directors and officers liability insurance policy in connection with the Participant’s service as an officer, employee or agent of the Company or any of its subsidiaries or affiliates, under their respective certificates of incorporation and by-laws, or otherwise as provided by law. This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (the “ADEA”), as amended, the Equal Pay Act and the Americans with Disabilities Act, claims for attorneys’ fees or costs, and any and all claims in contract or tort or premised on any other legal theory.
     7. Participant acknowledges that Participant is knowingly and voluntarily waiving and releasing any rights Participant may have under the ADEA, as amended. Participant also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) Participant’s waiver and release does not apply to any rights or claims that may arise after the execution date of this Release Agreement; (b) Participant has [twenty-one (21) or forty-five (45)] calendar days to consider this Release Agreement; and (c) that Participant has seven (7) calendar days from the date he executes this Release Agreement in which to revoke it. This Release Agreement will not be effective or enforceable nor the amounts described in Sections ___ paid until after the seven (7) day revocation period ends without revocation by him. [Note: the 45-day

Exhibit A

consideration period applies when the waiver is requested as part of an exit incentive or other employment termination program offered to a group of employees – a group is 2. Otherwise, the consideration period is 21 days.] Revocation can be made by delivery of a written notice of revocation to the Chief Executive Officer of the Company, at the principal offices of the Company, by midnight on or before the seventh (7th) calendar day after the Participant signs this Release Agreement. [You further acknowledge that you have received the Disclosure Under Title 29 U.S. Code Section 626(f)(1)(H) which is attached hereto as Exhibit B.] [include Exhibit B if part of a group termination]
     8. The Participant acknowledges his continuing obligations under the Employee Proprietary Information, Inventions, and Non-Competition Agreement, signed by the Participant on ___, 2007 (the “NDA”), a copy of which is attached hereto as Exhibit A. To the extent the Participant has not already done so, the Participant will immediately return to the Company all originals and copies of any material containing Proprietary Information (as such term is defined in the NDA). To the extent the Participant has not already done so, the Participant will also return to the Company any other items in his possession, custody or control that are the property of the Company, including but not limited to the Company’s documents and files (whether prepared by the Participant, the Company, the Company’s affiliates or a third party) in any form, including but not limited to, electronic, digital, and paper form (and all copies thereof), beeper, personal digital assistant, credit cards, identification card, diskettes and office keys or entry cards. The items that fall within the scope of this Section 10 include, but are not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to,

Exhibit A

computers, credit cards, entry cards, identification badges and keys); and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).
     9. The Participant acknowledges that he has been advised to consult with an attorney of his choice with regard to this Release Agreement. The Participant hereby acknowledges that he understands the significance of this Release Agreement, and represents that the terms of this Release Agreement are fully understood and voluntarily accepted by him.
     10. The Participant agrees to refrain from making any unfavorable comments, in writing or orally, about the Company or its operations, policies or procedures, or about any Releasee in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Participant shall respond accurately and fully to any question, inquiry or request for information when required by legal process.
     11. This Release Agreement shall be binding on the Participant and the Company and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns. The Company shall cause its directors, officers, employees and agents to refrain from making unfavorable comments, in writing or orally, about the Participant.
     12. This Release Agreement and the NDA together set forth the entire agreement between the Participant and the Company, and fully supersede any and all prior agreements or understandings between them regarding their respective subject matter. This Release Agreement may be modified only by written agreement signed by both parties.

Exhibit A

     13. The Participant and the Company agree that in the event any provision of this Release Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from this Release Agreement and the remainder of this Release Agreement shall remain in full force and effect.
     14. This Release Agreement in all respects shall be interpreted and entered under the laws of the State of Maryland. The language of all parts of this Release Agreement in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:		PARTICIPANT

Dated:		SOURCEFIRE, INC.

By:

Name:

Title:

Exhibit A

Sourcefire, Inc. Executive Retention Plan
EXHIBIT A TO FORM OF SEPARATION AND RELEASE AGREEMENT
EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS,
AND NON-COMPETITION AGREEMENT
[SEE ATTACHED]

Exhibit A

Sourcefire, Inc. Executive Retention Plan
EXHIBIT B TO FORM OF SEPARATION AND RELEASE AGREEMENT
DISCLOSURE UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H)

Confidentiality Provision:	The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.
1.	Participants of the Sourcefire, Inc. Executive Retention Plan are eligible, subject to certain conditions, to receive a severance package.

2.	You and all others receiving this disclosure will have forty-five (45) days to review the terms and conditions of the severance package.

Selected for [DATE] Termination			Not Selected for [DATE]
of Employment			Termination of Employment
Age	Position	Number	Age	Position	Number
1
1
1
1
1
1
1

Exhibit A

Sourcefire, Inc. Executive Retention Plan
Exhibit B – Form of Notice of Eligibility/Participation Agreement
Dear [Eligible Executive]:
This letter relates to the Sourcefire, Inc. Executive Retention Plan (the “Plan”) that we, Sourcefire, Inc. have adopted.
Through this letter, you are being offered the opportunity to become a participant in the Plan and thereby to be eligible to receive the voluntary severance benefits described below in the event of your “qualifying termination.” A copy of the Plan is attached to this letter. You should read it carefully and become comfortable with its terms and conditions, and those set forth below. In order to commence participation in the Plan, you must execute this letter and return it to the Company. By executing this letter, you will be establishing a “Participation Agreement” within the meaning of the Plan, and you will thereby be acknowledging and agreeing to the following provisions:
•	that you have received and reviewed a copy of the Plan;

•	that terms not defined in this letter but beginning with initial capital letters shall have the meaning assigned to them in the Plan;

•	that your participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan and the terms set forth below; and

•	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.
Subject to the foregoing, we invite you to become a “Participant” in the Plan. Your participation in the Plan will be effective upon your signing and returning this letter agreement to the Company within thirty (30) days of your receipt of this letter agreement. Capitalized terms used in this participation agreement but not otherwise defined will have the meaning set forth in the Plan.
NOW, THEREFORE, you and the Company (hereinafter referred to as “the parties”) hereby AGREE as follows:
     1. If while the Plan and this Participation Agreement are in effect, you become entitled to a Retention Benefit in accordance with 4.2 of the Plan as a result of your Qualifying Termination, then the following will be applicable.
          (a) Salary Continuation Benefits. Your cash Retention Benefits will be paid in the form of salary continuation, at the time and the manner provided in Section 4.3(a) of the Plan. The Benefit Period used to determine the amount and duration of your salary continuation

Exhibit B

benefits will be six (6) months. Your salary continuation benefits will be determined based on your Base Salary, as provided in Section 4.3(a) of the Plan.
          (b) COBRA Subsidy. You and your COBRA qualifying beneficiaries will be entitled to COBRA continuation coverage at the active employee rates in effect on your Termination Date for the duration of your Benefit Period. Thereafter, you will be entitled to continuation coverage at your own expense at the COBRA premium rates then in effect and only to the extent you and/or your COBRA qualifying beneficiaries remain eligible for COBRA coverage at that time.
          (c) Acceleration of Equity Awards. Your outstanding and unvested stock options will accelerate and become vested, and the restrictions applicable to your outstanding restricted stock award(s) will lapse and become vested, as follows: (i) the vesting of your outstanding and unvested stock options will accelerate and become vested by twenty-five percent (25%) of the total shares originally subject to such stock options; and (ii) the restrictions applicable to your outstanding restricted stock award(s) will lapse and become vested by twenty-five percent (25%) of the total shares originally subject to such restricted stock award(s); provided, however, that in the event that as of your Date of Termination there are not a sufficient number of unvested options (with respect to such stock options) or shares subject to restrictions (with respect to such restricted stock award(s)) to allow for the accelerations and lapses described above, either in full or in part, then, then such number of unvested option shares shall vest (with respect to such stock options) or restrictions shall lapse (with respect to such restricted stock award(s)), as necessary to give effect to the vesting acceleration and restriction lapses described in this subsection 1(c), up to the number of then unvested shares subject to each such stock option, or the number of then restricted shares subject to such restricted stock award(s), as the case may be.
     2. Loss of Eligibility. Even if you are otherwise eligible to receive the Retention Benefits described in Paragraph 1 above, you will forfeit your entitlement to those benefits to the extent described below in the following circumstances.
•	Failure to Provide an Effective Release. As a condition of receiving any Retention Benefits pursuant to the Plan and this Participation Agreement, you must execute and not revoke a Release supplied by the Company. Payments of Retention Benefits will not commence until your Release has become effective and irrevocable.

•	Alternative Employment. If, subsequent to the commencement of Retention Benefits, you secure alternative employment, your right to Company-subsidized COBRA premiums will end but, subject to the terms of the Plan and your Notice of Eligibility, you will remain eligible to receive salary continuation benefits.

•	Violation of Certain Obligations. If, subsequent to the commencement of Retention Benefits, you violate the continuing non-disclosure, non-competition, or non-solicitation provisions applicable to you under an agreement with the Company, your right to continuing salary continuation benefits and Company-

Exhibit B

subsidized COBRA premiums will end, and the Company will be entitled to recover any prior payments made to you and to exercise any other rights and remedies it may have under the terms of the applicable agreement.

•	Non-Qualifying Termination. If your employment with the Company ends in circumstances that are not a Qualifying Termination (for example, you are terminated by the Company for Cause or you voluntarily resign without Good Reason), you will not be entitled to receive any Retention Benefits under the Plan.
     3. Waiver of Other Benefits; Non-Duplication. As a condition of and in consideration of your becoming eligible to receive the Retention Benefits provided under the terms and conditions of the Plan and this Participation Agreement, you agree to waive any and all rights, benefits, and privileges to severance or similar benefits that you might otherwise be entitled to receive under any other oral or written plan, employment agreement or arrangement (including, without limitation, your existing employment agreement or offer letter). You understand that this waiver is irrevocable, and that this Participation Agreement and the Plan set forth the entire agreement between us with respect to any subject matter covered herein. Notwithstanding the foregoing, if you are a participant in the Sourcefire, Inc. Executive Change in Control Severance Plan (the “Executive Plan”) and you become eligible to receive severance benefits thereunder as a result of your “qualifying termination” (as defined in the Executive Plan), your waiver will not preclude your receipt of such severance benefits, but you will forfeit any Retention Benefits you might otherwise be entitled to receive under the Plan as a result of your Termination. In no event will you be entitled to receive benefits under both the Plan and the Executive Plan as a result of your Termination.
     4. Tax Compliance. You understand and acknowledge that you are ultimately liable and responsible for all taxes owed in connection with any Retention Benefits you may receive under the Plan, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with these benefits. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with your Retention Benefits. While the Company intends to operate the Plan in a manner that avoids the limitations imposed by Section 409A of the Internal Revenue Code, the Company makes no representation that the Plan will, in fact, avoid these limitations or will comply with Section 409A to the extent it becomes applicable. The Company makes no undertaking to prevent Section 409A from applying to this Plan or any Retention Benefits made under it or to mitigate the effects of such provision on any payments made pursuant to this Plan. You are encouraged to consult a tax adviser regarding the potential tax and other implications of participation in the Plan in light of your own personal circumstances.
You understand and acknowledge that the Company in the exercise of its sole discretion and without your consent, may amend or modify this letter agreement and the Plan in any manner and delay the payment of amounts pursuant to this letter agreement and the Plan to the minimum extent necessary to meet the requirements of Section 409A as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable.

Exhibit B

     5. Severability of Provisions. If any provision of the Plan, or of this Participation Agreement, is determined to be unlawful, invalid or unenforceable, such provision shall be deemed severed from the Plan or this Participation Agreement, respectively, but every other provision of the Plan or of this Participation Agreement shall remain in full force and effect. In substitution for any provision of the Plan or this Participation Agreement being held unlawful, invalid or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the fullest extent permissible under law.
     6. Acknowledgment. You recognize and agree that your execution of this Participation Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Participation Agreement, and that you understand that this Participation Agreement may not be amended or modified except pursuant to Section 6.2 of the Plan.
     DATED ____________.

SOURCEFIRE, INC., a Delaware corporation

By:

Title:

“Company”

Accepted and Agreed this ____ day of _________________, 2008.

SIGNED:

“Participant”

Exhibit B